Exhibit 10.25

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

This REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of May ___, 2019, and is effective as of the Closing Date (as defined herein), by and among Postal Realty Trust, Inc., a Maryland corporation (the “REIT”), Postal Realty LP, a Delaware limited partnership and subsidiary of the REIT (the “Operating Partnership”, and together with the REIT, the “Acquirer”), and Andrew Spodek (the “Principal”). Certain capitalized terms used herein are defined in Section 4.2 hereof.

RECITALS

WHEREAS, the Principal owns, directly or indirectly, record and beneficial ownership interests in each of the entities described on Schedule I attached hereto and incorporated by this reference (the “Tier 1 Contributed Entities”), which Contributed Entities are the direct or indirect owners of the respective properties described on Schedule I (each, a “Tier 1 Contributed Property,” and collectively, the “Tier 1 Contributed Properties”);

WHEREAS, the Principal is the sole shareholder and Chief Executive Officer of Nationwide Postal Management, Inc., a New York corporation that provides property management services to each of the Tier 1 Properties and each of the respective properties described on Schedule II (each a “Tier 2 Property,” and together with the Tier 1 Properties, the “Properties”), and as such, Principal is familiar with the condition, history and operations of each of the Properties;

WHEREAS, the REIT intends to enter into agreements to acquire directly and, through the Operating Partnership or one or more other subsidiaries of the REIT or the Operating Partnership, ownership of the Properties through the acquisition of the Contributed Entities and through direct acquisition of certain of the Properties;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership is entering into separate contribution agreements with the Principal and contribution agreements and purchase and sale agreements with the other owners of record and beneficial ownership interests of the Contributed Entities (the “Contributed Interests”) (the Principal and such other owners, each, a “Contributor” and collectively, the “Contributors,” and such agreements, each, a “Contribution Agreement” and collectively, the “Contribution Agreements”), pursuant to which each Contributor shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, all of the Contributor’s right, title and interest in the applicable Contributed Entities, and the Operating Partnership, or such subsidiary, as applicable, shall acquire from each Contributor all of each Contributor’s right, title and interest as a holder of interests in the Contributed Entities and in certain instances shall acquire from Contributors fee simple title to Properties owned other than through Contributed Interests ;

WHEREAS, capitalized terms used but not elsewhere defined in this Agreement shall have the meaning ascribed to such terms in Section 4.2 hereof;

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WHEREAS, the Formation Transactions (as defined herein) relate to the proposed underwritten initial public offering (the “IPO”) of shares of Class A common stock, par value $0.01 per share of the REIT (the “REIT Shares”), following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, the Principal, through his direct and indirect ownership of the Contributed Interests, will materially benefit from the Formation Transactions; and

WHEREAS, in order to induce the Acquirer to enter into the Formation Transaction Documentation, the Principal has agreed to provide certain representations, warranties and indemnities as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

REPRESENTATION AND WARRANTIES

Except as disclosed in the Prospectus or in the schedules referenced in this Article I and attached hereto, the Principal represents and warrants to the each of the REIT and the OP as follows, as of the date hereof and as of the Closing Date:

1.1           Organization; Authority. (a) Each of the Tier 1 Contributed Entities and each Subsidiary has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry out the transactions contemplated by the Formation Transaction Documentation (as defined herein), and to own, lease and/or operate each Property owned, leased and/or operated by it and to carry on its business as presently conducted. Each Tier 1 Contributed Entity and each Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The partnership agreement, limited liability company agreement, operating agreement, Articles of Incorporation, Charter or Bylaws, as applicable, of each Tier 1 Contributed Entity and each subsidiary, as may have been amended from time to time, (each a “Governing Agreement” and collectively, the “Governing Agreements”) a complete and accurate copy of which has been delivered to the Operating Partnership and its counsel, is in force and effect as of the date hereof, and has not been further modified or amended.

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  (b)          Schedule 1.1(b) sets forth as of the date hereof with respect to each Tier 1 Contributed Entity (i) the owners of all the ownership interests of the Tier 1 Contributed Entity and its Subsidiaries, (ii) the ownership interest of each Tier 1 Contributed Entity in each Subsidiary, if any, and, if not wholly owned by a Tier 1 Contributed Entity, the identity and ownership interest of each of the other owners of such Subsidiary, and (iii) each Property owned by each Tier 1 Contributed Entity or its Subsidiaries. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the Contributed Interests or any equity interest in the Tier 1 Contributed Entities, or any other security convertible into or exchangeable for such equity interests.

1.2           Due Authorization. Each agreement, document and instrument included in or contemplated by the Formation Transaction Documentation and executed and delivered by or on behalf of any Tier 1 Contributed Entity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Tier 1 Contributed Entity, each enforceable against such Tier 1 Contributed Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

1.3           Consents and Approvals. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by any Tier 1 Contributed Entity or Subsidiary in connection with the execution, delivery and performance of any of the agreements or documents included in or contemplated by the Formation Transaction Documentation and the transactions contemplated hereby and thereby.

1.4           No Violation. None of the execution, delivery or performance of any agreement or document included in or contemplated by the Formation Transaction Documentation nor the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the Governing Agreements of any Tier 1 Contributed Entity or Subsidiary, (B) any agreement, document or instrument to which such Tier 1 Contributed Entity or Subsidiary or any of their respective assets or properties (including the Properties) is bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such Tier 1 Contributed Entity or any Subsidiary.

1.5           Capitalization. All of the issued and outstanding equity interests of each Tier 1 Contributed Entity and Subsidiary are duly authorized, validly issued and fully paid and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Governing Agreements of or any contract to which any Tier 1 Contributed Entity or its Subsidiaries is a party or otherwise bound.

1.6           Licenses and Permits. All notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership. No Tier 1 Contributed Entity, or Subsidiary or, to the Principal’s knowledge, any Contributor or third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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1.7           Litigation. Except for actions, suits or proceedings fully covered by policies of insurance, there is no action, suit or proceeding pending or, to the Principal’s knowledge, threatened against any Tier 1 Contributed Entity or any Contributor, Subsidiary or Property, which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. There is no action, suit or proceeding pending or, to the Principal’s knowledge, threatened against any Contributed Entity, Subsidiary or any Contributor which challenges or impairs the ability of any Contributed Entity, Subsidiary or any Contributor to execute or deliver, or perform its obligations under any of the Formation Transaction Documentation or to consummate the transactions contemplated hereby and thereby. There is no judgment, decree, injunction, or order of a Governmental Authority outstanding against any Tier 1 Contributed Entity or Subsidiary or, to the Principal’s knowledge, any officer, director, principal, managing member, or general partner of any of the foregoing in their capacity as such, or, to the Principal’s knowledge, any Contributor which would reasonably be expected to have a Material Adverse Effect. No Contributed Entity or Subsidiary has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

1.8           Compliance With Laws. Each Contributed Entity and its Subsidiaries has conducted its business and maintained its Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Contributed Entities or Subsidiaries nor, to the Principal’s knowledge, any Contributor or third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.9           Properties.

  (a)          Each Property is the subject of a policy of title insurance reflecting the respective Contributor as the owner of such Property, and, to the Principal’s knowledge, such owner is the owner of, directly or indirectly, by fee simple estate or otherwise, of such Property, in each case free and clear of all Liens, except for Permitted Liens (as defined herein).

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  (b)          Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) no Contributed Entity, nor Subsidiary, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property, but including any agreement that constitutes a Permitted Lien), is in breach or default of any such agreement, (2) to the Principal’s knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any Contributed Entity or Subsidiary, except for Permitted Liens, or otherwise reasonably be expected to have a Material Adverse Effect and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

  (c)          To the Principal’s knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of any Property is in violation of any applicable building code, zoning ordinance or other “land use” Law.

  (d)          Each Contributed Entity holds the lessor’s interest under a lease with the United States Postal Service (collectively, for all of the Properties, the “Leases”) as described in the Registration Statement on Form S-11 filed by the REIT with the Securities and Exchange Commission in connection with the IPO. . Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) no Contributed Entity, nor any Subsidiary, nor, to the Principal’s Knowledge, any other party to any Lease, is in breach or default of any such Lease, (2) to the Principal’s knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would permit termination, modification or acceleration under the Lease, and (3) to the Principal’s knowledge, each of the Leases is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. To the Principal’s Knowledge, no lessee under any of such Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.

1.10         Existing Loans. Schedule 1.10 lists, as of the date hereof, all (i) secured loans encumbering the Properties or any direct or indirect interest in the applicable Property Entity or Contributed Entity and (ii) any other indebtedness of any Contributed Entity or Subsidiary (collectively, the “Disclosed Loans”) and the outstanding aggregate principal balance as of the date set forth on Schedule 1.10. To the Principal’s knowledge, no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Disclosed Loans and the documents entered into in connection therewith (collectively, the “Disclosed Loan Documents”) and no non-monetary default (beyond applicable notice and cure periods) by any party exists under any of the Disclosed Loan Documents.

1.11         Insurance. Each Property Entity or Contributed Entity or its Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as the Principal reasonably deems necessary and in all cases including such coverage as is required under the terms of any loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the Principal’s knowledge, no Property Entity or Contributed Entity nor any of the Contributors has received from any insurance company any notices of cancellation or intent to cancel any insurance.

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1.12         Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each Property Entity, Contributed Entity and its Subsidiaries is in compliance with all applicable Environmental Laws, (B) no Property Entity, Contributed Entity nor, to the Principal’s knowledge, any of the Contributors has received any written notice from any Governmental Authority or third party alleging that such Property Entity, Contributed Entity, Subsidiary or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws.

1.13         Eminent Domain. There is no existing, or to the Principal’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties.

1.14         Taxes. Except as set forth in Schedule 1.14:

  (a)          Each Contributed Entity and Subsidiary has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has timely paid (or had timely paid on its behalf) all Taxes as required to be paid by it.

  (b)          No deficiencies for any Taxes have been proposed, asserted, assessed or, to the Principal’s knowledge, threatened against any Contributed Entity or Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

  (c)          No Contributed Entity or Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code; and no Property Entity, Contributed Entity or Subsidiary has requested or received any ruling from the IRS or comparable rulings from other taxing authorities or has entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement. There are no liens or encumbrances for Taxes on any Property, other than liens or encumbrances for Taxes not yet due and payable, and no action, proceeding or investigation has been instituted against any Property, Contributed Entity or Subsidiary or, to the Principal’s knowledge, any Contributor that would give rise to any such liens or encumbrances. Each Contributed Entity and Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

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  (d)          There are no pending or, to the Principal’s knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of any Property Entity, Contributed Entity or Subsidiary, there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for Taxes with respect to any Property Entity, Contributed Entity or Subsidiary and no Property Entity, Contributed Entity or Subsidiary is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

  (e)          At all times since its formation, each S Corp (including any “predecessor corporation” (within the meaning of Treasury Regulations Section 1.1374-1(e)) to such S Corp) has continuously qualified as an “S corporation” within the meaning of Section 1361(a)(1) of the Code and all applicable corresponding provisions of state and local law, and no Tax authority has claimed in writing that such S Corp does not qualify as an S corporation.

  (f)          No C Corp has any current or accumulated earnings and profits.

  (g)         Since its formation, for U.S. federal income tax purposes, each Property Entity, Contributed Entity and Subsidiary, other than any S Corp or C Corp, has been treated as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation. Schedule 1.14(h)(i) sets forth each Property Entity, Contributed Entity and Subsidiary that is treated as a partnership for U.S. federal income Tax purposes, and except as set forth in Schedule 1.14(h)(i), each such entity has always been treated as a partnership for U.S. federal and applicable state and local income Tax purposes. Schedule 1.14(h)(ii) sets forth each Property Entity, Contributed Entity and Subsidiary that is treated as an entity disregarded from its owner for U.S. federal income Tax purposes, and except as set forth in Schedule 1.14(h)(ii), each such entity has always been treated as an entity disregarded from its owner for U.S. federal and applicable state and local income Tax purposes.

 (h)          The amount of Cash Consideration does not exceed the amount of “preformation expenditures” that may be reimbursed with respect to such properties under Section 1.707-4(d) of the Treasury Regulations without causing such amounts to fall within Section 1.707-3(a) of the Treasury Regulations.

 (i)           Any and all indebtedness to be assumed by the Operating Partnership or any of its affiliates (other than the Minnesota loan and the Reynoldsburg loan) are “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(5).  No inference is intended regarding the treatment of the Minnesota loan or the Reynoldsburg loan.

1.15         Non-Foreign Status. None of the Contributors or Contributed Entities is a foreign person (as defined in Section 1445(f) or Section 1446(f) of the Code).

1.16         Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated or, to the Principal’s knowledge, threatened, with respect to any Contributed Entity, Subsidiary or any lessee under any of the Leases.

1.17         Employees. No Contributed Entity nor Subsidiary has or has ever had any employees. No Contributed Entity nor Subsidiary is delinquent in payments to any employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed or amounts required to be reimbursed to employees, consultants or independent contractors. Each Contributed Entity and Subsidiary has, to the extent applicable:

  (a)          complied in all material respects with all applicable laws related to employment;

  (b)          withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees; and

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  (c)          no policy, practice, plan or program of paying severance or pay or any form of severance compensation in connection with the termination of employment service and no agreement pursuant to which it would be required to pay severance to any director, officer, employee or consultant.

1.18         Contracts and Commitments. Except as set forth in the Governing Agreements of each Contributed Entity, no Contributed Entity nor Subsidiary is a party to any agreements for the sale of its assets, for the grant to any Person of any preferential right to purchase any such assets or the acquisition of any operating business, assets or capital stock of any other corporation, entity or business, other than in the ordinary course of business.

ARTICLE II

NATURE OF REPRESENTATIONS AND WARRANTIES

2.1           Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive after the effective time of the contributions and other Formation Transactions contemplated in the Formation Transaction Documentation until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with Section 3.2 has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. Notwithstanding the foregoing, claims for indemnification resulting from breaches of the representations in Section 1.14 may be asserted until the expiration of the applicable statute of limitations.

ARTICLE III

INDEMNIFICATION

3.1           Indemnification of Acquirer. The Principal agree to indemnify and hold harmless the REIT, the Operating Partnership and each of their directors, officers, employees, partners, agents and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in Article I of this Agreement (subject to any indemnification claim being made prior to the Expiration Date and the survival limitations set forth in Section 2.1 hereof) (collectively, the “Indemnified Losses”); provided, the Indemnified Parties shall only be entitled to indemnification for breaches of representations and warranties made pursuant to Article I of this Agreement to the extent that the Indemnified Losses with respect to such breaches exceed, in the aggregate, one percent (1.0%) of the aggregate consideration paid by the Acquirer for the Contributed Interests (for purposes of such calculation, units of limited partnership interest in the Operating Partnership, REIT Shares and shares of Class B Common Stock of the REIT (“Class B Stock”) shall have a value per share or unit equal to the IPO Price)(the “Deductible”). The Principal shall only be liable for Indemnified Losses (after giving effect to, and only for amounts in excess of, the Deductible) up to the Maximum Indemnity Amount.

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3.2           Claims.

  (a)          At the time when either the REIT or the Operating Partnership learns of any potential claim for Indemnified Losses under this Agreement (a “Claim”), it will promptly give written notice (a “Claim Notice”) to the Principal; provided that the failure to so notify the Principal shall not prevent recovery under this Agreement, except to the extent that the Principal shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim. The Indemnified Party shall deliver to the Principal, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Principal shall have been materially prejudiced by such failure. Any Indemnified Party may at its option demand indemnity under this Article III as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

  (b)          The Principal shall be entitled, at his own expense, to elect to assume and control the defense of any Claim based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Principal and reasonably acceptable to the Indemnified Parties, if the Principal gives written notice of his intention to do so to the REIT within twenty (20) days following the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the Principal exercises the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Principal in such defense and make available to the Principal, at the Principal’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the Principal. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Principal, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third Party Claim could reasonably be expected to adversely affect the status of the REIT as a real investment trust within the meaning of Section 856 of the Code, then the REIT shall make such decision to compromise or settle the Third Party Claim without the need to obtain the Principal’s consent.

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3.3           Delivery of Indemnity Amounts. Upon resolution of any disputed Claim or portion of a Claim as evidenced by (x) a written agreement between the Acquirer and the Principal or (y) a final award of an arbitral tribunal in accordance with this Agreement, the Principal shall deliver the amount of the indemnification to the Indemnified Party. Indemnity payments may be made by the Principal in the form of cash, REIT Shares, Class B Stock or OP Units. To the extent indemnification is made through delivery by the Principal of REIT Shares, Class B Stock or OP Units, such REIT Shares, Class B Stock or OP Units shall be valued at an amount per REIT Share, share of Class B Stock or OP Unit equal to the IPO Price. The Principal hereby authorizes the REIT, as general partner of the Operating Partnership, to take all such action as may be necessary to amend the stock ownership records of the REIT and the partnership agreement of the Operating Partnership, and any exhibits or schedules thereto, and to reflect the delivery of any REIT Shares, Class B Stock or OP Units by the Principal as an indemnification payment hereunder and to reflect that the Principal has no further right, title or interest with respect to any such REIT Shares or OP Units.

3.4           Exclusive Remedy. The sole and exclusive remedy for Indemnified Parties with respect to any and all claims relating to a breach of this Agreement (other than breaches arising out of or in connection with fraud) shall be indemnification in accordance with the terms of this Agreement. The Principal shall not be liable or obligated to make payments under this Agreement in excess of the Maximum Indemnity Amount (as defined herein).

3.5           Characterization of Payments. Any indemnity payments shall constitute an adjustment of the contribution consideration received by the Principal pursuant to his Contribution Agreement for Tax purposes and shall be treated as such by all parties on their tax returns to the extent permitted by Law.

ARTICLE IV

GENERAL PROVISIONS

4.1           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party): If to the REIT or the Operating Partnership, to: Postal Realty LP, 75 Columbia Avenue, Cedarhurst, NY 11516, Attention: Jeremy Garber; if to the Principal, to: 75 Columbia Avenue, Cedarhurst, NY 11516], Attention: Andrew Spodek.

4.2           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

  (a)          “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

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  (b)          “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

  (c)          “C Corp” means the entities listed on Schedule 4.2(c).

  (d)          “Closing Date” means the closing date of the transactions contemplated by the Formation Transaction Documents.

  (e)          “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

  (f)          “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

  (g)          “Formation Transaction Documentation” means all of the Contribution Agreements, this Agreement and related documents and agreements pursuant to which all of the Contributed Entities and/or the equity interests in the Contributed Entities and the Property Entities, and the Properties are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

  (h)          “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

  (i)          “GAAP” means generally accepted accounting principles, as in effect in the United States of America as of the date of determination.

  (j)          “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

  (k)          “IPO Price” means the public offering price set forth on the cover of the final prospectus for the IPO.

  (l)           “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

  (m)          “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

  (n)          “Losses” means charges, complaints, claims, actions, causes of action, losses, damages, Taxes, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, as well as all collection costs and enforcement expenses incurred in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on collateral or otherwise exercising or enforcing any rights or remedies under pledge and security or other collateral documents.

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  (o)          “Material Adverse Effect” means with respect to each Contributed Entity, Property Equity, Subsidiary or Property, any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of such Contributed Entity, Property Entity, Subsidiary or Property.

  (p)          “Maximum Indemnity Amount” means ten percent (10%) of the aggregate value of the consideration paid by the Acquirer for the Contributed Interests (for purposes of such calculation, units of limited partnership interest in the Operating Partnership, REIT Shares and shares of Class B Stock shall have a value per share or unit equal to the IPO Price)

  (q)          “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over any Property; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of any Property for the purposes for it is currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing Disclosed Loans; (v) Liens arising under leases disclosed in full to the Acquirer and in effect as of the Closing Date; (vi) any exceptions contained in the title policies relating to the Properties as of the Closing Date, copies of which title policies were provided to the Acquirer and their counsel, none of which substantially and materially impair the use of any Property for the purposes for which it is currently being used; and (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of any Property so encumbered.

  (r)          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

  (s)          “Prospectus” means the preliminary prospectus filed by the REIT with the U.S. Securities and Exchange Commission and used in the marketing of the IPO.

  (t)          “Properties” shall have the meaning given in the Recitals and “Property” shall have the correlative meaning.

  (u)          “S Corp” means the entities listed on Schedule 4.2(u).

  (v)         “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity in which a Contributed Entity owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest, or (ii) outstanding capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of the Contributed Entities, as set forth on Schedule 4.2(v), unless the context otherwise requires.

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  (w)          “Tax” means all federal, state, local and foreign income, withholding, gross receipts, license, property, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

4.3           Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Each party may rely on a facsimile or electronic pdf email signature of the other party as if it were an original signature.

4.4           Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits hereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

4.5           Governing Law and Jurisdiction.

  (a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

  (b)          Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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  (c)          If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

4.6           Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the REIT and the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

4.7           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

4.8           Rules of Construction.

  (a)          The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  (b)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms, unless otherwise defined herein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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4.9           Equitable Remedies. The parties agree that irreparable damage would occur to the Acquirer in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Acquirer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Principal and to enforce specifically the terms and provisions hereof in any federal or state court located in the City of New York, Borough of Manhattan, this being in addition to any other remedy to which the Acquirer is entitled under this Agreement or otherwise at law or in equity.

4.10         Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

4.11         Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ACQUIRER:

POSTAL REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title:

POSTAL REALTY LP, a Delaware limited partnership

By:	Postal Realty Trust, Inc.
a Maryland corporation, its General Partner

By:
Name:
Title:

PRINCIPAL:

Andrew Spodek

By:
Andrew Spodek

Schedule I

[See following page]

Schedule II

[See following page]